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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4 No. 333-173313) and related Preliminary Prospectus of Polypore International, Inc. for the registration of $365,000,000 7.5% senior notes, and to the incorporation by reference therein of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Polypore International, Inc., and the effectiveness of internal control over financial reporting of Polypore International, Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina
May 13, 2011

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm